September 13, 1996




Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

Attn:  Filing Desk, Stop 1-4

RE:  Consumers Water Company File #0-493

Gentlemen:

     Below, please find Consumers Water Company's electronic filing of the form 11-k for the fiscal year ended December 31, 1995. Following under separate cover is the Form SE that includes the corresponding exhibits to the 11-k.

     Fees associated with this filing have been wired to the lock box as instructed through Edgar filings.

                                            Sincerely,

                                            /s/ Gary E. Wardwell
                                            ---------------------
                                            Gary E. Wardwell
                                            Controller

GEW/jmd


               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549

                           FORM 11-K

       [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
         SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
          For the fiscal year ended December 31, 1995


                               OR


     [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
       SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
          For the transition period from_____ to _____

                  Commission file number0-493






                       EMPLOYEES' 401(k)
                     SAVINGS PLAN AND TRUST


                               OF


                    CONSUMERS WATER COMPANY
                       THREE CANAL PLAZA
                          P.O. BOX 599
                      PORTLAND, MAINE  04112


                            SIGNATURES
                            ----------

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Consumers Water Company Retirement Committee which administers the Plan, has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

                      CONSUMERS WATER COMPANY
                  EMPLOYEES' 401(K) PLAN AND TRUST

Consumers Water Company Retirement Commmittee                    Date

By:  /s/  John E. Menario                                        9-7-96
   -----------------------------                                --------

    /s/  Jane E. Newman                                          9-7-96
   -----------------------------                                --------

    /s/  William E. Russell                                      9-7-96
  ------------------------------                                --------

    /s/  John H. Schiavi                                         9-7-96
  ------------------------------                                --------